FINANCIAL STATEMENTS AND
INDEPENDENT AUDITOR'S REPORT

MANSUR WOOD LIVING CENTER, L.P.

DECEMBER 31, 2006 and 2005

PAILET, MEUNIER and LeBLANC, L.L.P.

MANSUR WOOD LIVING CENTER, L.P.

PAILET, MEUNIER and LeBLANC, L.L.P.
Certified Public Accountants
Management Consultants

INDEPENDENT AUDITORS' REPORT

To the Partners
Mansur Wood Living Center, L.P.
Bettendorf, Iowa

We have audited the accompanying balance sheets of Mansur Wood Living Center, L.P. as of December 31, 2006 and 2005, and the related statements of operations, changes in partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mansur Wood Living Center, L.P. as of December 31, 2006 and 2005, and the results of its operations, changes in partners' equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ PAILET, MEUNIER and LeBLANC, L.L.P.

Metairie, Louisiana
June 28, 2007

3421 N. Causeway Blvd., Suite 701- Metairie, LA 70002  .  Telephone (504) 837-0770  .  Fax (504) 837-7102
Member of
IGAF Worldwide Member Firms in Principal Cities  .  PCAOB - Public Company Accounting Oversight Board
AICPA Centers  .  Center for Public Company Audit Firms (SEC)
Governmental Audit Quality Center  .   Private Companies Practice Section (PCPS)

PAILET, MEUNIER and LeBLANC, L.L.P.
Certified Public Accountants
Management Consultants

Reznick Group
Certified Public Accountants
7700 Old Georgetown Rd., Suite 400
Bethesda, MD 20814-6224

We have been engaged to audit and report on the financial statements in accordance with the Standards of the Public Accounting Oversight Board (PCAOB) of Mansur Wood Living Center, L.P. in which WNC Housing Tax Credit Fund VI, Series 5, L.P. and WNC Housing, L.P. is an investor limited partner for the year ended December 31, 2006 and 2005. In connection therewith, we represent the following:

1.   We are a public accounting firm registered with the PCAOB. YES

2.   Our audit will be conducted in accordance with the Standards of the PCAOB and that will be reflected in our report. YES

3.   That we are aware that the financial results of Mansur Wood Living Center, L.P. which we are engaged to audit will be included in the financial statements on which you will report, and that our report thereon will be relied upon and will be referred to in your report;

4.   That we are independent of the Mansur Wood Living Center, L.P. and the WNC Housing Tax Credit Fund VI, Series 5, L.P. and WNC Housing, L.P. under the requirements of the the PCAOB and the Securities and Exchange Commission.

5.   We agree to inform you if our conclusion as to our independence set forth above changes prior to the issuance of our report.

6.   We consent to allow access to our work papers related to the audit of Mansur Wood Living Center, L.P. in connection with and in the event of selection made by the Public Company Oversight Board (PCAOB) to inspect the audit work papers related to financial statements of WNC Housing Tax Credit Fund VI, Series 5, L.P. and WNC Housing, L.P. which are audited by the Reznick Group, P.C. We are also providing our consent to respond fully to any inquiries made by the PCAOB or the Reznick Group with reference to our audit work related to the financial statements of Mansur Wood Living Center, L.P. for the purposes of inspection of PCAOB.

/s/ PAILET, MEUNIER and LeBLANC, L.L.P.

Metairie, Louisiana
June 28, 2007

3421 N. Causeway Blvd., Suite 701 • Metairie, LA 70002 • Telephone (504) 837-0770 • Fax (504) 837-7102
Member of
IGAF Worldwide  Member Firms in Principal Cities • PCAOB - Public Company Accounting Oversight Board
A1CPA: Center for Public Company Audit Firms (SEC) • Governmental Audit Quality Center • Private Companies Practice Section (PCPS)

MANSUR WOOD LIVING CENTER, L.P.

BALANCE SHEETS

December 31, 2006 and 2005

	2006	2005

ASSETS

Current Assets
Cash and Cash Equivalents	$1,798	$6,091
Accounts Receivable	47,670	34,420
TIF Receivable	58,456	90,838
Prepaid Insurance	9,300	11,600
Total Current Assets	117,224	142,949

Restricted Deposits & Reserves
Tenant Security Deposits	23,512	11,982
Tax and Insurance Escrow	58,141	40,406
Replacement Reserve	79,226	61,447
Total Restricted Deposits & Reserves	160,879	113,835

Property and Equipment
Land	51,500	51,500
Building	10,910,416	10,910,416
Furniture & Fixtures	128,966	81,931
Accumulated Depreciation	(2,698,467)	(2,284,064)
Total Property and Equipment	8,392,415	8,759,783

Other Assets
Financing Fees - Net	53,080	60,764
Total Other Assets	53,080	60,764

TOTAL ASSETS	$8,723,598	$9,077,331

See accountant's report and notes to financial statements

MANSUR WOOD LIVING CENTER, L.P.

BALANCE SHEETS

December 31, 2006 and 2005

	2006	2005

LIABILITIES AND EQUITY

Current Liabilities
Accounts Payable	$103,972	$70,739
Accrued Expenses	1,956	3,227
Prepaid Rent	440	611
Tenant Security Deposits	32,041	29,621
Accrued Interest Payable	22,800	23,433
Accrued Real Estate Taxes	161,000	150,000
Reporting Fees Payable	40,000	35,000
Current Portion Long-Term Debt	110,274	102,411
Total Current Liabilities	472,483	415,042

Long-Term Debt
Mortgage Payable	3,622,825	3,725,236
Less Current Portion Long-Term Debt	(110,274)	(102,411)
Due to Related Parties	414,229	360,467
Due to Developer	445,732	445,732
Total Long-Term Debt	4,372,512	4,429,024

Total Liabilities	4,844,995	4,844,066

Partners' Equity	3,878,603	4,233,265

TOTAL LIABILITIES AND EQUITY	$8,723,598	$9,077,331

See accountant's report and notes to financial statements

MANSUR WOOD LIVING CENTER, L.P.

STATEMENTS OF INCOME

December 31, 2006 and 2005

	2006	2005
REVENUES
Rent Revenue	$668,930	$687,216
Laundry & Vending	1,415	1,036
NSF & Late Fee Revenue	4,087	5,093
Other Revenue	29,417	100,539
Total Revenue	703,849	793,884

EXPENSES
Administrative	133,776	126,725
Utilities	65,864	29,482
Operating and Maintenance	80,705	68,983
Taxes and Insurance	73,879	75,234
Interest Expense	277,661	294,061
Depreciation & Amortization	422,088	413,309
Total Expenses	1,053,973	1,007,794

Net Operating Income (Loss)	(350,124)	(213,910)

Other Revenue (Expense)
Interest Income	462	368
Entity Expense - Reporting Fees	(5,000)	(5,000)
Total Other Revenue (Expense)	(4,538)	(4,632)

NET INCOME (LOSS)	$(354,662)	$(218,542)

See accountant's report and notes to financial statements

MANSUR WOOD LIVING CENTER, L.P.

STATEMENTS OF CHANGES IN PARTNERS' EQUITY

For the Years Ended December 31, 2006 and 2005

	2006	2005

Balance, January 1	$4,233,265	$4,451,807

Capital Contributions	0	0

Net Income (Loss)	(354,662)	(218,542)

Distributions	0	0

Prior Period Adjustments	0	0

Balance, December 31	$3,878,603	$4,233,265

See accountant's report and notes to financial statements

MANSUR WOOD LIVING CENTER, L.P.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2006 and 2005

	2006	2005

Cash flows from operating activities
Net Income	$(354,662)	$(218,543)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	422,087	413,309
(Increase) decrease in accounts receivable	19,132	(41,507)
(Increase) decrease in prepaid expenses	2,300	783
Increase (decrease) in accounts payable	33,233	20,852
Increase (decrease) in interest payable	(633)	0
Net change in tenants' security deposits held	2,420	(8,608)
Increase (decrease) real estate taxes payable	11,000	0
Increase (decrease) in accrued liabilities	(1,271)	0
Increase (decrease) in prepaid rent	(171)	0
Total adjustments	488,097	384,829
Net cash provided (used) by operating activities	133,435	166,286

Cash flow from investing activities:
Cash payments for the purchase of property	(47,035)	(61,220)
Transfer (to) from operating reserves	(17,735)	(11,672)
Transfer (to) from replacement reserve	(17,779)	(1,194)
Transfer (to) from security deposit	(11,530)	0
Net cash provided (used) by investing activities	(94,079)	(74,086)

Cash flow from financing activities:
Increase (Payments) Related Party Debts	53,762	0
Principal payments on long-term debt	(102,411)	(95,109)
Increase (payments) reporting fees payable	5,000	0
Net cash provided (used) by financing activities	(43,649)	(95,109)

Net increase (decrease) in cash and equivalents	(4,293)	(2,909)
Cash and equivalents, beginning of year	6,091	9,000
Cash and equivalents, end of year	$1,798	$6,091

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest expense	$277,759	$294,649

See accountant's report and notes to financial statements

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006

NOTE A - ORGANIZATION

MANSUR WOOD LIVING CENTER, L.P. (the Partnership) was organized as a limited partnership under the laws of the State of Illinois formed to acquire, construct, own and operate a rental housing project eligible for low income housing tax credits available under Section 42 of the Internal Revenue Code. The Project consists of 115 rental units located in Carbon Cliff, Illinois. The project began rental operations during calendar year 2000.

The Project is eligible for low-income housing tax credits established under the program described in Section 42 of the Internal Revenue Code. The Partnership's financing agreement and Section 42 Revenue Code provisions place various restrictions on the operations of the Partnership including rental of units only to households with limited income.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Basis of Accounting

The financial statements of the partnership are prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For purposes of statements of cash flows, cash and cash equivalents represent unrestricted cash and certificates of deposit with original maturities of 90 days or less. The carrying amount approximates fair value because of the short period to maturity of the instruments.

The partnership treats all non replacement reserve, escrows and security deposit funds as cash equivalents. Cash on hand, in checking and savings accounts and certificates of deposit are considered cash equivalents.

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Capitalization and Depreciation

Land, buildings and improvements are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method. Buildings are depreciated over twenty-seven years using the straight line method. Equipment and furnishings are depreciated over a period of five years using the straight line method.

The Partnership incurred and capitalized $208,516 of interest and financing fees during the construction period and is depreciating them over 15 years using the straight-line method.

Income Taxes

No provision or benefit for income taxes has been included in this financial statement since taxable income or loss passes through to, and is reportable by, the partners individually. The Partnership is eligible to receive low income tax credits as provided by Section 42 of the Internal Revenue Code.

Accounts Receivable and Bad Debts

Tenant rents are due on the first day of each month of the tenant's lease. Rents are considered delinquent when they become more than 30 days past due. Tenant receivables are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review of the accounts by management. Accounting principles generally accepted in the United States of America require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

Impairment of Lone-Lived Assets

The Partnership reviews long-lived assets, including rental property and intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss would be recognized when the estimated future cash flows from the use of the asset are less than the carrying amount of that asset. To date, there have been no such losses.

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentration of Credit Risk

The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts to date and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Rental Income and Prepaid Rents

Rental income is recognized for apartment rentals as it accrues. Advance receipts of rental income are deferred and classified as liabilities until earned.

NOTE C - ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE D - RESTRICTED DEPOSITS AND ESCROWS

According to the partnership, loan and other regulatory agreements, the Partnership is required to maintain the following escrow deposits and reserves:

Security Deposit Escrow

The tenants' security deposits are maintained in an interest-bearing savings account separate from the operating account of the Partnership. Withdrawals are restricted to reimbursements of tenants' security deposits and assessments for damages. The security deposit escrow account was under funded at December 31, 2006 and 2005.

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006

NOTE D - RESTRICTED DEPOSITS AND ESCROWS (CONTINUED)

Tax and Insurance Escrow

The Partnership makes monthly payments to escrow funds to accumulate reserves for real estate taxes and insurance. Disbursements in 2006 and 2005 for real estate taxes and insurance totaled $226,829 and $254,054, respectively, while deposits to the escrow account totaled $244,564 and $267,151, respectively. At December 31, 2006 and 2005, the Partnership had no delinquent real estate taxes.

Reserve for Replacements

The Partnership is required by its loan agreement to make monthly deposits to the Reserve for Replacements totaling $17,400 annually. Disbursements from this escrow are restricted to replacement of structural elements or mechanical equipment Deposits to the reserve for replacements totaled $48,251 and $17,715 during 2006 and 2005, while disbursements from the account totaled $30,472 and $16,521 in 2006 and 2005.

NOTE E LONG-TERM DEBT

The notes below are secured by property and equipment of the Partnership at December 31, 2006 and by assignment of all accounts, rents, deposits, or other amounts receivable arising out of the operation of the project.

	2006	2005

Mortgage note payable, original amount of $3,592,000, bearing interest at 7.57% per annum held by Fannie Mae. Monthly principal and interest installments totaling $25,288 are based on a 15-year amortization of the original note balance. The loan matures July 1, 2016	$3,381,594	$3,427,175

Mortgage note payable, original amount of $505,000, bearing interest at 7.30% per annum held by Fannie Mae. Monthly principal and interest installments totaling $6,393 are based on a 10-year amortization of the original note balance. The loan matures July 1, 2010	241,231	298,061

Total mortgages payable	$3,622,825	$3,725,236
Less: Current maturities of long term debt	(110,274)	(102,411)

Total long-term portion	$3,512,551	$3,622,825

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006

NOTE E - LONG-TERM DEBT (CONTINUED)

Estimated principal payments due over the next five years are as follows:

December 31, 2007	$110,274
2008	118,741
2009	127,858
2010	105,321
2011	66,473
and Thereafter	3,094,158

Total	$3,622,825

NOTE F - RELATED PARTY TRANSACTIONS

The developer fees were assigned to a newly admitted General Partner, LVMW, LLC, on April 6, 2005. As of December 31, 2006 and 2005, $445,732 of developer fees remained unpaid.

The partnership agreement provides for the Partnership to pay the Limited Partner an annual reporting manaement fee of $5,000. During 2006 and 2005, management fees incurred were $5,000. At December 31, 2006 and 2005, $40,000 and $35,000 was owed for management fees, respectively.

The partnership agreement provides for the Partnership to pay to the General Partner an annual incentive management fee equal to 70% of available cash flow. No such fee was earned in 2006 and 2005.

The General Partner is obligated under the Partnership Agreement to provide funds for any development or operating deficits. Funds have been advanced to the Partnership by the General Partner, including advances made pursuant to such obligation. The advances are non-interest bearing, unsecured and due on demand. Outstanding advances by the General Partner under these terms totaled $113,546 and $40,425, as of December 31, 2006 and 2005, respectively.

In years prior to 2005, the Limited Partner advanced funds to the Partnership to fund operating deficits. Outstanding advances payable to the Limited Partner at December 31, 2006 and 2005, totaled $263,133.

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006

NOTE G - PARTNERS AND PARTNESHIP INTEREST

The Partnership has one General Partner, LVMW, LLC, which has a 1% interest, one Special Limited Partner, WNC Housing, L.P., which has .01% interest and one Investor Limited Partner, WNC Housing Tax Credit Fund VI, L.P., Series 5, which holds a 98.99% interest.

NOTE H - PARTNERSHIP PROFITS, LOSSES AND DISTRIBUTIONS

Generally, profits and losses are allocated 1% to the General Partner, and 99% to the Limited Partners. Cash flow, as defined by the Partnership Agreement, is generally distributable 1% to the General Partne and 99% to the Limited Partners. Profits and losses arising from the sale, refinancing or other disposition of all or substantially all of the Partnership's assets will be specially allocated based on the respective Partners' capital account balances, as prioritized in the Partnership Agreement. Additionally, the Partnership Agreement provides for other instances in which a special allocation of profits and losses and distributions may be required.

NOTE I - TIF RECEIVABLE AND REAL ESTATE TAXES

Pursuant to a Redevelopment Agreement, dated November 2, 1998, between the Partnership and the Village of Carbon Cliff, Rock Island County, Illinois (the "Village"), the Partnership will be reimbursed 80% of the incremental (as defined) real estate taxes paid to the Village. Real estate taxes remitted to the Village of Carbon Cliff during the years ended December 31, 2006 and 2005 totaled $153,344 and $255,126, respectively.

At December 31, 2006 and 2005, the Partnership was owed $58,456 and $90,838, respectively, by the Village of Carbon Cliff under the terms of this Redevelopment Agreement.

NOTE J - PROPERTY PURCHASE OPTION

According to the Partnership Agreement, the General Partner has an option to purchase partnership property at the end of the low-income housing tax credit compliance period at a price which would facilitate the purchase while protecting the Partnership's tax benefits from the Project. Such option is based on the General Partner or sponsor maintaining the low-income occupancy of the Project and is in a form satisfactory to legal and accounting counsel.

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006

NOTE K - RECLASSIFICATIONS

Some items in the 2005 financial statements have been reclassified to be consistent with the current year's presentation.

SUPPLEMENTAL INFORMATION

PAILET, MEUNIER and LeBLANC, L.L.P.
Certified Public Accountants
Management Consultants

INDEPENDENT AUDITOR'S REPORT ON INFORMATION
ACCOMPANYING THE BASIC FINANCIAL STATEMENTS

To the Partners
MANSUR WOOD LIVING CENTER, L.P.

Our audit of the 2006 financial statements presented in the preceding section of this report was for the purpose of forming an opinion on such financial statements taken as a whole. The accompanying information shown on the following pages is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, In our opinion, is fairly stated in all material respects in relation to the 2006 basic financial statements taken as a whole.

/s/ PAILET, MEUNIER and LeBLANC, L.L.P.

Metairie, Louisiana
June 28, 2007

3421 N. Causeway Blvd., Suite 701. Metairie, LA 70002  .  Telephone (504) 837-0770  .  Fax (504) 837-7102
Member of
IGAF Worldwide - Member Firms In Principal Cities  .  PCAOB - Public Company Accounting Oversight Board
A1CPA Centers  .  Center for Public Company Audit Firms (SEC)
Governmental Audit Quality Center  .  Private Companies Practice Section (PCPS)

MANSUR WOOD LIVING CENTER, L.P.

SUPPLEMENTAL SCHEDULES

December 31, 2006 and 2005

	2006	2005

Administrative
Accounting/Auditing	$4,529	$8,500
Legal Fees	5,378	1,069
Management Fees	30,308	32,795
Office Expenses	9,821	10,753
Tax Credit Compliance	2,875	2,875
Administrative Payroll	55,238	55,056
Bad Debts Expense	21,096	13,314
Miscellaneous Expenses	4,531	2,363
Total	$133,776	$126,725

Utilities
Electricity	$7,871	$10,708
Water and Sewer	41,143	0
Gas	7,903	9,693
Garbage Removal	8,947	9,081
Total	$65,864	$29,482

Operating and Maintenance
General Maintenance and Repairs	$54,020	$31,697
Painting and Decorating	15,401	24,513
Supplies	3,382	3,779
Landscaping and Lawn Care	7,902	8,994
Total	$80,705	$68,983

Taxes and Insurance
Real Estate Taxes	$41,614	$37,099
Payroll Taxes	6,566	8,574
Property and Liability Insurance	24,595	28,461
Miscellaneous Taxes & Insurance	1,104	1,100
Total	$73,879	$75,234